TRANSMITTAL

To: **Titus Blair**
Zowy Media
3815 N. Cocoa Blvd., Suite 27
Cocoa, FL 32926

From: Brie Messina

Date: May 19, 2006

Re: Merchandise Licensing Agreement

Comments:

Dear Titus,
Enclosed, please find one fully executed original for your records.

Thanks very much –

Brie Messina
bmessina@blizzard.com
949-955-1380 x 2373

MERCHANDISE LICENSE AGREEMENT

AGREEMENT made as of this 1st day of May, 2006, between BLIZZARD ENTERTAINMENT, INC., a Delaware corporation, with its principal place of business located at 131 Theory, Irvine, CA 92617 ("Licensor") and Epic Weapons, LLC, a Florida limited liability corporation, with its principal place of business located at 2179 Turpentine Road, Mims, FL 32754 ("Licensee") with respect to certain merchandising rights related to the software products entitled Warcraft® III: Reign of Chaos™ and Warcraft® III: The Frozen Throne™ (collectively referred to as the "Blizzard Games").

1. **Grant of License**:

(a) Licensor hereby grants to Licensee and Licensee hereby accepts, for the term of this Agreement, the exclusive license to utilize the images specified in Schedule "A" (the "Images") that appear in the above mentioned Blizzard Games (collectively referred to as the "Property") solely and only in connection with the manufacture, marketing, distribution and sale of the product(s) set forth in Schedule "A" (interchangeably "Licensed Product" or "Licensed Products"), attached hereto under the terms and conditions stated in this Agreement. Licensor specifically reserves all rights not granted under this Agreement. Furthermore, in the event, Licensee fails to sell at least three thousand (3,000) units of the Licensed Product within one (1) year of the earlier of its initial commercial release or the Schedule Production Date (as defined in Paragraph 14(d) below), the license granted herein shall automatically and immediately be converted into a non-exclusive license.

(b) Licensor retains all rights not expressly and exclusively conveyed herein, and Licensor may license firms, individuals, co-partnerships or corporations to use the Property on or in connection with merchandise of any and all types and descriptions other than the Licensed Products, as specifically defined herein, in any areas of the world including the Licensed Territory.

(c) As a condition precedent to the license granted by Licensor to Licensee hereunder, Licensee shall cause its parent company, Zowy Media, Inc. ("Zowy"), to execute and deliver to Licensor the unlimited financial guaranty attached hereto and incorporated herein as Schedule "E" (the "Unlimited Financial Guaranty") pursuant to which Zowy shall guarantee and ensure payment to Licensor of any and all financial obligations of Licensee either arising out of or set forth in this Agreement, including without limitation the Guaranteed Minimum Compensation, any Percentage Compensation, any Licensee insurance obligations, any financial obligations arising out of Licensee's indemnification of VUG and any other financial obligations (including but not limited to any liabilities, claims, damages, judgments, settlements, costs, expenses, remedies and losses) arising out of a Licensee breach of any provision of the Agreement and/or Licensee infringement of any Licensor intellectual property right. Vivendi Universal Games ?

2. **Territory**: This license extends only to the territory described in Schedule "A" ("Licensed Territory"). Licensee will not make or authorize any use, direct or indirect, of the Licensed Products in any other area, and it will not knowingly sell articles covered by this Agreement to persons who intend or are likely to resell, or who Licensee knows, or has reason to believe, will export same from the Licensed Territory.

3. **License Period**: This Agreement shall commence and shall terminate on the dates set forth in Schedule "A" attached hereto unless sooner terminated in accordance with the

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terms and conditions of this Agreement (the "License Period").

4. **Exclusion**: Licensee's rights hereunder shall not include the right to, and Licensee warrants and represents that it will not, use the Property or the Licensed Products for an endorsement of any product or service. No license is granted hereunder for the manufacture, distribution or sale of the Licensed Products for publicity purposes, for sale or gift in combination with other products or services, as giveaways, as premiums used for the purpose of publicizing, promoting or increasing sales of any other product(s) or service(s), or in connection with any similar method of bundling or merchandising. The term "premium" shall be defined as including but not limited to, combination sales, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, including traffic building or continuity visits by the consumer/customer, or any similar scheme or devices, the prime intent of which is to use the Licensed Products in such a way to promote, publicize and/or sell the products, services or business image of the user of such items.

Without limitation to the foregoing, however, Licensee may use up to five percent (5%) of aggregate quantity of the Licensed Products manufactured (royalty free) as free product samples solely for the purpose of increasing sales of the Licensed Products.

5. **Payment**: In consideration of this license, Licensee will pay Licensor the following compensation:

(a) Guaranteed Minimum Compensation: Licensee will pay to Licensor, as a guaranteed minimum payment the amount in U.S. dollars set forth on Schedule "A" ("Guaranteed Minimum Payment"), payable immediately upon execution of this Agreement, payable to Licensor. Such payment shall be an advance against the Percentage Compensation (defined below) attributable to gross sales made by Licensee during the License Period. No portion of the Guaranteed Minimum Payment shall be returnable or refundable by Licensor. To clarify, the Guaranteed Minimum Compensation will be recouped against the Percentage Compensation.

(b) Percentage Compensation: Licensee shall pay to Licensor, simultaneously with the rendition of statements referred to in Paragraph 6 below, the percentage compensation specified in Schedule "A" ("Percentage Compensation") on all of Licensee's "net sales" of the Licensed Products for the sales indicated on said statements whether to third parties, to its affiliated, associated or subsidiary companies or otherwise, whether or not billed. If Licensee sells or distributes, directly or indirectly, the Licensed Products for no charge or at a discounted price to itself, including, without limitation, any subsidiary of Licensee or to any other person, firm, or corporation affiliated with Licensee (including any affiliated distributors) or its officers, directors or major stockholders, for ultimate sale to unrelated third parties, Licensee will pay Percentage Compensation with respect to such sales or distribution based upon the price generally charged directly to unrelated third parties by Licensee for the same type and quantity of goods. For purposes of this Agreement the term "net sales" shall mean the Licensee's gross sales, less only sales taxes and actual returns. No other deductions shall be made, including but not limited to, any costs incurred in the manufacture, distribution, sale, exploitation or advertisement of the Licensed Products or for uncollectable accounts.

(c) Additional Costs: In addition to the foregoing, Licensee shall be responsible for any and all reasonable costs, including shipping costs, for all source materials, script, art and reproduction materials provided to Licensee by Licensor or on behalf of

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Licensor.

(d) All payments to Licensor under this Agreement shall be made in U.S. dollars to the following account, or other account as Licensor may designate:

B of A - Receivables Service - 5th Floor
Lockbox #846328
Vivendi Universal
1401 Elm Street
Dallas, TX 75202

Where applicable, such payments shall be based upon the exchange rate in effect on the day the payment is made, as determined by Bank of America. All payments shall identify Licensor as the beneficiary and, upon each payment made, Licensee shall immediately notify Licensor of the amount and time of payment via e-mail to **royalties@blizzard.com**, or other person(s) as Licensor may designate.

(e) Tax Treatment: In respect of payments to be made by Licensee to Licensor pursuant to this Agreement, Licensee shall cooperate with Licensor to secure exemption from any obligation to withhold amounts for taxes being charged directly against Licensor on such payments by any governmental body in the Licensed Territory. In the event such endeavor is not successful and Licensee is required to withhold taxes on such payments, said taxes being charged directly against Licensor and in Licensor's name, Licensee shall provide Licensor with original documentation of such tax payment.

6. **Accounting**:

(a) Upon commercial production of the Licensed Product, Licensee will, not later than thirty (30) days following each calendar quarter during the License Period and any extension thereof, and thereafter so long as any sales are made by Licensee, including sales made pursuant to Paragraph 18, furnish to Licensor a full, complete and accurate statement itemized by sku and country showing the number, description, gross sales price, net sales price and itemized deductions (e.g., sales tax) of the Licensed Products manufactured, distributed, shipped, and/or sold by Licensee during the preceding quarter. Licensee will also include a statement of returns made and copies of all related invoices. All such statements will be furnished whether or not any of the Licensed Products have been sold in the said preceding quarter and will be certified to be accurate by Licensee or if a corporation, by an officer of Licensee. Licensee shall, upon Licensor's demand, but not more than once per year, at Licensee's own expense, furnish to Licensor a detailed statement prepared by an independent certified public accountant specifying the kinds and quantities of Licensed Products in inventory, sold and the prices received therefore up to the date of Licensor's demand.

(b) Licensor's receipt of statements or payments will not prevent it from questioning the correctness of the statements. Licensee agrees that any inconsistencies or mistakes discovered in the statements will be promptly rectified and the appropriate payments made by Licensee. Interest at the rate of one and one-half percent (1-1/2%) per month, (but in no event more than the maximum amount permitted by law), shall accrue on any amount due hereunder, from the date such payments are due until the date of payment. Time is of the essence with respect to all payments under this Agreement. Licensor's right hereunder to interest on late payments shall not preclude Licensor from exercising any of its other rights or remedies

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pursuant to this Agreement or otherwise with regard to Licensee's failure to make timely remittances.

(c) Licensee agrees to provide, at Licensor's request: (i) a grant to Licensor of a first-priority lien and security interest in Licensee's inventory, contract rights and accounts receivable, and all proceeds thereof, with respect to the Licensed Products; and/or (ii) a letter of credit issued in favor of Licensor from a financial institution as approved by Licensor in an amount up to $100,000 USD; and/or (iii) such other form of security acceptable to Licensor. Licensee agrees to execute all documentation as Licensor may require in connection with perfecting such security interests.

7. **Books and Records**: Licensee will keep, maintain and preserve at its principal place of business, full, complete and accurate books of account and records covering all transactions, including without limitation purchase orders, inventory records, invoices, correspondence, banking and financial and other records pertaining to the various items required to be submitted by Licensee relating to the subject matter and terms of this Agreement. Not more than twice per calendar year and upon reasonable notice to Licensee, Licensor and its authorized representative(s) (or if not made by Licensor, an independent certified public accountant nominated by Licensor and not working on a contingency fee basis) shall have the right to examine such books of account and records and other documents and material in Licensee's possession or under its control, including examination of inventory of the Licensed Products located in facilities owned or under control by Licensee, with respect to the subject matter and terms of this Agreement. Licensor shall have free and full access thereto for such purpose and for the purpose of inspection, audit, copying and making extracts there from at all reasonable hours of the day during which Licensee's offices are open during or after the Licensed Period of this Agreement or any renewal thereof. All information contained in Licensee's books and records shall be kept confidential except to the extent necessary to permit enforcement of Licensor's rights hereunder. Licensee shall preserve such books of account, records, documents and material for a period of two (2) years after the expiration or earlier termination of this Agreement and Licensor may examine said books of account and records during such two (2) year period. Licensee agrees not to cause or permit any interference with Licensor or Licensor's representative(s) in the performance of their duties of inspection and audit. If, in an audit of Licensee's records, it is determined that there is a short-fall of seven percent (7%) or more in Royalties reported for any quarterly period, Licensee shall pay, in addition to such deficiency and interest thereon, the reasonable full out-of-pocket costs of the audit incurred by Licensor. Upon completion of an audit and Licensee's written request, Licensor shall provide Licensee with a copy of the audit report.

The exercise by Licensor in whole or in part, or at any time or times of the right to audit records and accounts or of any other right herein granted, the acceptance by Licensor of any statement or statements or the receipt and deposit by Licensor of any payment tendered by or on behalf of the Licensee shall be without prejudice to any rights or remedies of Licensor and shall not stop or prevent Licensor from thereafter disputing the accuracy of any such statement or payment.

8. **Quality; Samples**:

(a) Licensee acknowledges that if the Licensed Products manufactured and sold by it hereunder were of inferior quality in design, material or workmanship, the substantial goodwill which Licensor has established and now possesses in the Property would be

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impaired. Accordingly, Licensee agrees that the Licensed Products shall be of high standard and of such style, appearance and quality as shall be reasonably adequate and suited to their promotion, distribution, sale and exploitation to enhance the Licensed Products and the goodwill in the Property.

(b) Licensor shall have the right to approve each stage of development of the Licensed Product from the conception to the production thereof. Before Licensee manufactures, distributes, or ships any particular Licensed Product, Licensee shall furnish Licensor, free of cost, for Licensor's written approval, along with the Approval Request form attached hereto as Schedule D, one (1) sample of each of the following: (i) concept, including without limitation, sketch and layout; (ii) [preliminary art concept], [color composite and/or hand sample], [fine art], pre-production sample; and (iii) final prototype/production sample for the Licensed Product together with its cartons and containers, tags, labels, wrapping material, advertising or promotional material for use in any media in connection with the Licensed Product ("Packaging"). Licensee also shall provide Licensor with two (2) production samples together with Packaging, free of cost, for Licensor's written approval prior to distribution of the Licensed Product. If Licensor does not indicate its approval or disapproval of such submissions within ten (10) business days from the date of actual receipt of the submission, Licensor shall be deemed to have disapproved the Licensed Product. If so disapproved, and without limiting Licensor's approval rights, upon receipt of a written request from Licensee, Licensor shall provide Licensee within five (5) business days, proposed modifications that would render such sample approved. Once Licensed Product and collateral materials have been expressly approved, Licensee may commence marketing, distribution, and sale of the same and Licensee shall not depart therefrom in any material respect without first obtaining Licensor's written consent in accordance herewith or add any additional element(s) as in-packed flyers, business reply cards and so on without Licensor's approval in each case. After Licensee has commenced selling any Licensed Product, Licensee shall furnish Licensor, at no charge, two (2) samples of each of the Licensed Product from the initial production/print run thereof. Additionally, Licensee agrees to periodically furnish Licensor, at cost, additional samples of each Licensed Product which Licensor may deem reasonably necessary in order to permit Licensor to ensure that the quality of the Property has been maintained and that no deviation and/or modification of Licensor approved Licensed Product has occurred. Licensor shall have the right to withdraw its approval of samples if the quality of any Licensed Product ceases to be acceptable.

(c) Duly authorized representatives of Licensor shall have the right, upon reasonable notice and at any and all reasonable times, to inspect all facilities or premises maintained by Licensee including, without limitation, the plants, factories, or other manufacturing or producing facilities of Licensee or third parties at which the Licensed Products and/or any components of products intended to bear the Licensed Properties are being manufactured or produced. Said representatives shall have the right to inspect and test any Licensed Products and/or all components thereof and to take any other action which in the opinion of Licensor is necessary or proper to assure Licensor that the nature and quality of the Licensed Products and/or all components thereof are in accordance with the requirements of this Agreement.

9. **Good Will and Protection**:

(a) Licensee acknowledges that:

(i) The Property, including without limitation, the characters, character names, trademarks, service marks, logos and images associated with the said

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Property (the "Property"), are unique and original and Licensor is the owner thereof;

(ii) As the result of the exhibition and other exploitation of the Property, Licensor has acquired a substantial and valuable good will therein;

(iii) The names of the characters and the title of the Property have acquired a secondary meaning as trademarks uniquely associated with merchandise authorized by Licensor;

(iv) Except for Underlying Licensee IP (as defined below in Para. 9(b)), all rights in any additional material, new versions, translations, rearrangements or other changes in the Licensed Products which may be created by or for Licensee shall, as between Licensor and Licensee, be and will remain the exclusive property of Licensor and;

(v) Any copyrights, trademarks and design patents heretofore obtained by Licensor or in connection with the characters and title of the Property are good and valid.

(b) Except for Underlying Licensee IP (as defined below in this Para. 9(b)), Licensor shall be deemed to be the owner of all materials created for the Licensed Products hereunder, including but not limited to artwork. As part of this Agreement, and without additional compensation Licensee acknowledges and agrees that any and all tangible and intangible property and work products, ideas, inventions, discoveries and improvements, whether or not patentable, which are conceived/developed/created/obtained or first reduced to practice by Licensee or its employees for Licensor in connection with the performance of the Services (collectively referred to as the "Work Product"), including, without limitation, all technical notes, schematics, software source and object code, prototypes, breadboards, computer models, artwork, sketches, designs, drawings, paintings, illustrations, computer generated artwork, animations, video, film, artistic materials, photographs and any film from which the photographs were made, literature, methods, processes, voice recordings, vocal performances, narration, spoken word recordings and unique character voices, shall be considered "works made for hire" as that phrase is used in Sections 101 and 201 of the U.S. Copyright Revision Act of 1976 and therefore all right, title and interest therein (including, without limitation, patents and copyrights) shall vest exclusively in Licensor. To the extent that all or any part of such Work Product does not qualify as a "work made for hire", under applicable law, Licensee without further compensation therefore does hereby irrevocably assigns, transfers and conveys in perpetuity to Licensor or its designee, and its successors and assigns the entire worldwide right, title, and interest in and to the Work Product including, without limitation, all patent rights, copyrights, mask work rights, trade secret rights and other proprietary rights therein. Such assignment includes the transfer and assignment to Licensor and its successors and assigns of any and all moral rights which Licensee may have in the Work Product. Licensee acknowledges and understands that moral rights include the right of an author: to be known as the author of a work; to prevent others from being named as the author of the works; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author's work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author's name in such a way as to reflect on his/her professional standing.

"Underlying Licensee IP" means, solely to the extent such does not embody, or is not derived, from any element of the Property, any copyrights, trademarks, patents, trade secrets or

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other intellectual property rights that are (i) not unique to the Licensed Products and (ii) proprietary to Licensee, including but not limited to Licensee's manufacturing process and customer lists.

(c) Licensee shall not, during the License Period or any time thereafter, dispute or contest, nor cause or assist or aid others in disputing or contesting, Licensor's exclusive right and title to the Property, Work Product, or any other rights of Licensor in and to the subject matter of this Agreement. Licensee will fully cooperate with and assist Licensor in, preventing or prosecuting any infringement of the rights of Licensor's copyrights, trademark or design patents hereunder. Licensee will notify Licensor in writing of any manufacture, sale, distribution or advertisement which it believes may constitute an infringement upon Licensor's rights. Licensee shall not commence an action or proceeding against any person or enter into a settlement relating to Licensor's rights without Licensor's prior written consent. Licensee shall not have any rights against Licensor for damages or otherwise for failure to act in, or settle, any action or proceeding relating to alleged infringements or violations of Licensor's rights herein nor shall any such act or failure to act by Licensor affect the validity or enforceability of this Agreement. Licensor makes no representation or warranty to Licensee regarding the validity of the aforesaid copyrights, trademarks or design patents. Licensor represents and warrants that it has full power and authority to make this Agreement and to grant the rights in the Property set forth to Licensee, that it is not aware of any actions pending or threatened which would impair the rights licensed hereunder, and the rights licensed hereunder do not violate any obligations of Licensor to any third parties.

(d) In the course of this Agreement, it is anticipated that Licensee and Licensor will learn confidential or proprietary information about each other. The receiving party will keep confidential this information and any other information which the receiving party may acquire with respect to the disclosing party's business, including, but not limited to, the terms and conditions of this Agreement, any technology, tools, software, and artwork disclosed in the furtherance of this Agreement, information developed and relating to existing or future products, marketing plans, customers, pricing, know-how, processes, and practices, unless and until the disclosing party consents to disclosure, or unless such knowledge and information otherwise becomes generally available to the public through no fault of the receiving party. Neither party will disclose to others, without the other's consent, the subject of this relationship without first providing the other party with the opportunity to review and offer reasonable objection to the contemplated publication. This undertaking to keep information confidential will survive the termination of this Agreement. It is understood, however that the restrictions listed above shall not apply to any portion of confidential information which: (i) was previously known to the receiving party without obligations of confidentiality; (ii) is obtained after the Effective Date of this Agreement from a third party which is lawfully in possession of such information and not in violation of any contractual or legal obligation to a disclosing party with respect to such information; (iii) is or becomes part of the public domain through no fault of the receiving party; (iv) is independently ascertainable or developed by the receiving party or its employees; (v) is required to be disclosed by administrative or judicial action provided that the receiving party immediately after receiving notice of such action notifies the disclosing party of such action to give the disclosing party the opportunity to seek any other legal remedies to maintain such confidential information in confidence; or (vi) is approved for release by written authorization of the disclosing party. Licensee will require each of its employees performing services relating to the Licensed Products to execute a confidentiality agreement, if requested by the Licensor. At the termination of this Agreement, the receiving party will return to the disclosing party all drawings, specifications, manuals and other printed or reproduced material (including

information stored on machine readable media) provided by the disclosing party.

10. **Trademark License**:

(a) Subject to the terms and conditions of this Agreement, Licensor hereby further grants Licensee the non-exclusive right and license to use the trademarks, trade names and service marks in and to the Property ("trademarks and/or service marks") as depicted on the attached Schedule B solely in connection with the Licensed Products and Packaging in the Licensed Territory hereunder during the License Period.

(b) All rights in said trademarks and/or service marks other than those specifically granted herein are reserved to Licensor for its own use and benefit. Licensee acknowledges that it will not acquire any rights in said trademarks and/or service marks as a result of Licensee's use thereof and that all use of said trademarks and service marks as a result of Licensee's use thereof shall inure to the benefit of Licensor. Licensee shall not at any time file any trademark or other application with any governmental entity in any country claiming rights in said trademarks and/or service marks. Licensee shall not oppose or seek to cancel or challenge in any forum any application or registration of Licensor in said trademarks and/or service marks. Licensee shall not object to, or file any action or lawsuit because of any use by Licensor of the Property for any goods or services, whether such use is by Licensor or through different licenses or authorized users, except that Licensee may bring a breach of contract claim for breach of any exclusive right it is granted under this Agreement.

(c) Licensee agrees that it will not use the trademarks and/or service marks or any reproduction thereof in any advertising, promotion or display material or in any other manner without Licensor's prior written approval, such approval not be unreasonably withheld. Licensee will at no time use or authorize the use of any trademarks and/or service marks or other designation identical with or confusingly or colorably similar to Licensor's trademarks or service marks.

(d) Licensee agrees not to use or register, or authorize others to use or register, any corporate, domain, trade or service name containing Licensor's trademarks, service marks, or other intellectual property, or any component or alternate spelling thereof or any similar or confusingly similar term thereto, at any time, whether during the License Period or after termination or expiration of this Agreement.

If Licensee wishes to register a domain name identical or substantially similar to, or in connection with the trademarks and/or service marks, or other Licensor intellectual property, Licensee shall submit a written request to Licensor containing all applicable information regarding the registration of such domain, including but not limited to the requested domain name, the organization registering such domain name, the duration of the requested domain name registration, and how the domain name and website will be administered and maintained. If Licensor in its sole discretion authorizes such registration, Licensee shall register such domain name in the name of Licensor. Licensee shall be responsible for all costs or fees associated with such domain name registration. In the event the domain name cannot be registered in the name of Licensor due to prohibition by local law and/or regulation, Licensee shall register such domain name in its own name and expressly agrees to assign such domain name to Licensor or its designee within ten (10) business days following the expiration or termination of this Agreement.

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If Licensee has registered any corporate, domain, trade or service name containing a Licensor trademark, service mark, or other intellectual property, or any component or alternate spelling thereof or any similar or confusingly similar term thereto, prior to the execution of this Agreement, Licensee shall assign such corporate, domain or service name and all rights and good will associated therewith to Licensor or its designee within ten (10) business days of the execution of this Agreement.

If Licensee fails to assign such corporate, domain or service names within ten (10) business days as required herein, Licensor shall automatically be deemed appointed Licensee's attorney-in-fact (which agency shall be deemed coupled with an interest) with full right, power, and authority to execute, verify, acknowledge, and deliver such assignments, documents, or other instruments in the name of and on behalf of Licensee

(e) Except as otherwise provided in Paragraph 18, upon the expiration or earlier termination of the License Period of this Agreement, all rights to use Licensor's trademark and service marks shall automatically revert to Licensor and Licensee shall immediately discontinue all use of said trademarks and service marks.

(f) The license herein granted is personal and may not be sublicensed, assigned, transferred, pledged, mortgaged or otherwise encumbered by Licensee in whole or in part except as approved by Licensor in advance in writing.

11. Copyright and Trademark Notices:

(a) Licensee shall place or cause to be imprinted on all Licensed Products and Packaging where appropriate, the complete copyright notice in the following form: (c) or Copyright (First Year of Distribution) Blizzard Entertainment, Inc., All Rights Reserved, or in such other name or form as Licensor shall advise Licensee in writing.

(b) Licensee shall also place or cause to be imprinted on all Licensed Products and Packaging, where appropriate, the appropriate trademark or service mark notice, either "TM", "SM" or (R) as Licensor shall determine.

(c) Licensee agrees that it shall use no markings, legends or notices on and in connection with the Licensed Products and Packaging without first obtaining Licensor's prior written approval.

(d) Licensee, at its expense, will submit to Licensor or its designee, copies of all artwork and at least five (5) production samples of the Licensed Products and Packaging and any and all material bearing copyrighted material and trademark or service marks for government registration purposes and in order to assure that these provisions are being complied with; however, Licensor has no obligation to obtain such registration. Licensee will provide such other materials and documentation Licensor may request to effectuate such registration. Copyrights and trademarks in all such material, and any new versions, translations and rearrangements of such material shall be owned by Licensor. If, as a result of its exploitation of the Licensed Products, Licensee acquires any trade rights, equities, titles or other rights therein, Licensee shall immediately assign and transfer same to Licensor upon the expiration or earlier termination of this Agreement, without consideration, other than the consideration of

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this Agreement.

12. **Advertising**: Licensee shall not offer for sale, advertise or publicize any Licensed Products via television, radio, newspapers, magazines or any other media, including press releases, without Licensor's prior written approval in each instance, Licensor shall approve or disapprove said items within fifteen (15) business days after actual receipt. If a response has not been received by Licensee within fifteen (15) business days, said items shall be deemed disapproved.

13. **Permitted Sales by Licensee**: Licensee shall sell and distribute Licensed Products only to retail stores or mail order or to jobbers and wholesalers for sale and distribution to retail stores (including online vendors) or mail order for sale and distribution direct to the public. Licensee will use commercially reasonable efforts to fully exploit and promote the sale of Licensed Products. Licensee will use due care to avoid sale of Licensed Products to jobbers, wholesalers, distributors, mail order businesses, retail stores or merchants whose sales or distribution will be made solely for publicity purposes, combination sales premiums, giveaways or similar methods of merchandising, or whose business methods are questionable. The rights granted herein do not permit sale of "seconds" or "irregulars" and any such Licensed Products must be destroyed, disposed, or as otherwise agreed to in writing by Licensor. Licensee acknowledges that no Licensed Products may be produced, manufactured, published and/or distributed without Licensor's prior written approval. Licensee must require any manufacturer working under its authorization to destroy all "seconds", "irregulars", "test runs" or other sub-quality materials bearing or containing the Licensed Products. To avoid misunderstanding, returns on Licensed Product that contain no defects or damage may be re-sold by Licensee.

14. **Licensee Obligations**:

(a) Licensee shall comply with all laws and regulations, orders, and directives of all regulatory agencies which shall have jurisdiction over Licensee, the Licensed Products or sale of the Licensed Products (including but not limited to the Federal Trade Commission, Consumer Product Safety Commission, Federal Communications Commission, the Consumer Production Safety Commission, Federal Communications Commission, the U.S. Department to Justice, or any sate attorney general's office) relating or pertaining to the manufacture, distribution, sale, and advertising or use of the Licensed Products and shall maintain the high quality and standards of Licensor. Licensee shall not engage in unfair or anti-competitive business practices. Licensee: (i) agrees that the Licensed Products shall meet or exceed industry standards and specifications, including without limitation, any governmental safety standards; and (ii) shall maintain records of all tests and reports as necessary to demonstrate such compliance.

(b) Licensee shall not encumber or cause to be encumbered in any manner, the Licensed Products, or cause or permit any expenses to be charged to Licensor without Licensor's prior approval in writing in each instance.

(c) Licensee shall manufacture sufficient quantities of the Licensed Products to meet the market demand for the Licensed Products and shall diligently and continuously distribute and offer for sale the Licensed Products and fulfill orders for the Licensed Products during the Licensed Period.

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(d) Licensee shall begin commercial production of each Licensed Product set forth in Schedule "A" hereof on which the Property is to appear on or before the date specified in Paragraph E of Schedule "A" (the "Scheduled Production Date"). In the event Licensee shall not begin commercial production within that time, Licensor, at its sole option and in its absolute discretion, shall have the right to terminate this Agreement as to that Licensed Product by giving written notice thereof to take effect immediately.

(e) No Licensed Products shall be manufactured, sold, or distributed by Licensee without first securing the prior written approval from Licensor as specified herein. The nature of and quality of the Licensed Products bearing or incorporating the Property shall be at all times subject to the control of Licensor. The Licensed Products shall be of high and merchantable quality, and as of the effective date hereof and at all times thereafter during the Licensed Period hereof, shall be manufactured strictly in accordance with Licensor's integrity standards, directions, specifications, and instructions described in Schedule C which is attached hereto and incorporated herein by this reference.

Licensee shall advise Licensor in writing if Licensee intends to make any modification to the Licensed Product to make it safer or more durable. Licensed Products not in compliance with applicable laws, regulations or standards shall be deemed unapproved even if previously approved by Licensor and shall not be shipped.

(f) Licensee shall conduct its business with respect to the Property and the manufacture, promotion, distribution and support of the Licensed Product in a manner as to reflect favorably upon the reputation of Licensor and to not injure the goodwill of the Property and Licensor. Licensee agrees not to take any action that will bring Licensor or the Licensed Product into disrepute.

15. Termination:

(a) Licensee Bankruptcy: If Licensee files a petition in bankruptcy, or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee, or if Licensee becomes insolvent, or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business, or if a receiver is appointed for Licensee or its business, this Agreement and the license herein granted shall, without notice, terminate automatically upon the occurrence of any such event. In the event that the license so terminates, neither Licensee nor its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have any right to manufacture, distribute, sell, exploit or in any way deal with any of the Licensed Products or any Packaging except with and pursuant to Licensor's consent and instructions in writing.

(b) Failure to Manufacture or Distribute: Licensee's failure to commence in good faith the manufacture, shipping and sale in reasonably substantial quantities of the Licensed Products by the Scheduled Production Date, and to continue during the Licensed Period to distribute and sell the Licensed Products in all economically viable parts of the Licensed Territory, will result in immediate damage to Licensor and will constitute a material breach of this Agreement. To the extent any delays are solely caused by Licensor, such delays shall not be deemed a breach of Licensee under this Agreement.

(c) Licensee's Violation of Agreement: If Licensee shall violate any of its obligations or conditions under the terms of this Agreement (including, but not limited to those

Page Acknowledgment: Blizzard ______ Licensee ______

breaches listed below in this Paragraph 15(c)), Licensor shall have the right to terminate this Agreement and the license herein granted in accordance with the provisions of Paragraph 16:

(i) If Licensee fails to deliver to Licensor or to maintain in full force and effect the insurance required in Paragraph 20; or

(ii) If Licensee fails to provide timely statements, make payments and/or provide access to Licensee's premises required in Paragraph 7; or

(iii) If Licensee sells, or knowingly sells to any third party who intends to sell, any Licensed Products outside the Licensed Territory or channels of distribution; or

(iv) If any governmental or regulatory agency finds that the Licensed Products are defective in any way, manner or form or if Licensee sells "seconds" or inferior Licensed Products; or

(v) If Licensee manufactures, sells or distributes, whichever occurs first, any of the Licensed Products without the prior written approval of Licensor as provided in Paragraph 8; or

(vi) If a manufacturer of the Licensed Products shall engage in conduct, when such conduct, if engaged in by Licensee, would entitle Licensor to terminate this Agreement; or

(vii) If Licensee has made a material misrepresentation or has omitted to state a material fact necessary to make the statements not misleading; or

(viii) If Licensee fails to mark the Licensed Products with the appropriate copyright and trademark notice provided to Licensee; or

(ix) If Licensee registers or attempts to register any claim to copyright, trademark, service mark or design patent in any element of the Property or Licensed Products; or

(x) If Licensee assigns or attempts to assign this Agreement or Licensee's rights under this Agreement to any third party without Licensor's prior written consent which shall not be unreasonably withheld.

(d) Failure to Meet Minimum Net Sales: Notwithstanding anything to the contrary set forth herein, Licensee shall maintain minimum net sales of Licensed Products as further set forth in Schedule "A" attached hereto ("Minimum Net Sales"). If Licensee shall fail to maintain the required Minimum Net Sales, Licensor shall have the right to terminate this Agreement by written notice delivered to Licensee within thirty (30) days after the end of any annual period in which Licensee shall fail to maintain such required Minimum Net Sales. N/A per Sch. 'A'

16. **Licensee's Default**: If Licensee breaches any of the terms and provisions of this Agreement, whether such breach pertains to a default in payment or otherwise pursuant to Paragraphs 16(b) and (c), Licensor shall have the right if it so elects, to serve upon Licensee a written notice of its intention to terminate this Agreement.

(a) Licensee shall thereupon have a period of thirty (30) days

Page Acknowledgment: Blizzard ______ Licensee TB

(except with respect to payment obligations which shall be ten (10) days) of receipt of such notice (the "Cure Period") within which to remedy the breach.

(b) If Licensee fails duly to remedy the same, then upon the expiration of the Cure Period this Agreement and the license herein granted shall in all respects cease and terminate, and Licensee shall have no further rights hereunder.

(c) Notwithstanding such termination, Licensor's rights arising out of this Agreement or in connection therewith or existing prior thereto shall nevertheless continue in full force and effect, including but not limited to Licensor's right to sue for damages caused to it by Licensee's default and Licensor's right to receive earned but unpaid royalties pursuant to Paragraph 5.

(d) Upon any termination under this Paragraph 16, neither Licensee nor its receiver, representative, trustees, agents, administrators, successors and/or assigns shall have any right to sell, exploit or in any way deal with or in any Licensed Products or Packaging hereunder except with and pursuant to Licensor's consent and instructions in writing.

17. **<u>Effect of Termination or Expiration</u>**:

(a) Upon expiration or earlier termination of this Agreement, all rights granted to Licensee hereunder shall revert to Licensor, and except as provided in Paragraph 18, Licensee shall not use or refer to the Property, trademarks or service marks in connection with the manufacture, sale or distribution of products of Licensee, which in Licensor's opinion is similar to any portion of the property licensed hereunder.

(b) Upon expiration or earlier termination of this Agreement, Licensee will turn over to Licensor all molds and other materials, including but not limited to style guides, SyQuest, software products and/or applications, etc., which reproduce the Licensed Products, or give Licensor satisfactory evidence (in Licensor's opinion) of their destruction.

(c) Licensee's failure to cease the manufacture, distribution, sale or advertisement for sale of the Licensed Products upon the expiration or earlier termination of this Agreement, will result in immediate and irreparable damage to Licensor. Licensee acknowledges that no adequate remedy at law exists for such failure and Licensee agrees that Licensor shall be entitled to an injunction or other equitable relief to prevent a breach of this Agreement by Licensee related thereto.

(d) If this Agreement is terminated in accordance herewith, all Percentage Compensation, and Guaranteed Minimum Payment due to Licensor hereunder shall be immediately due and payable to Licensor within ten (10) days of the effective date of termination.

(e) On a date at least sixty (60) days prior to expiration of this Agreement or, if applicable, within ten (10) days after the effective date of any earlier termination, Licensee shall account to Licensor in a statement, sworn to by an authorized officer of Licensee, indicating the number and description of the Licensed Products on hand and/or in process of manufacture. Licensor may, at its option, conduct a physical inventory of Licensee to verify such statement of remaining inventory. If Licensee shall refuse to permit Licensor to conduct such physical inventory, Licensee shall forfeit its right to dispose of such inventory in accordance with

Page Acknowledgment: Blizzard ____ Licensee ____

Paragraph 18 below.

(f) Nothing in this Paragraph 17 shall be construed to limit Licensor's rights or remedies.

18. **Disposal Upon Expiration**: Upon expiration of this Agreement, Licensee shall have the right, pursuant to the provisions hereof, for a period of not more than sixty (60) days after expiration, to dispose of all unsold Licensed Products manufactured by it or in the process of manufacture during the ninety (90) days prior to expiration ("Sell-Off Period"); provided that Licensee pays to Licensor all compensation accrued to such time and delivers a report in the form required by Paragraph 6 at such time. It is specifically understood that Licensee shall not sell or dispose of any such Licensed Products in job lots at reduced prices or other than as is customary in the ordinary course of business; and provided further that Licensee shall not sell or dispose of any Licensed Products if this Agreement was terminated for any reason under the terms of this Agreement, including but not limited to, any reason set forth in Paragraph 15. Any inventory of the Licensed Products remaining in possession after the Licensed Period, Sell-Off Period and/or earlier termination shall upon the discretion of the Licensor be destroyed or shipped to Licensor at Licensee's costs.

19. **Force Majeure**: Licensee shall be released from its obligations under this Agreement in the event that governmental regulations, act of God; war; riot; fire; strike or other labor dispute; epidemic or other causes beyond the control of Licensee, render performance by Licensee impossible. In such force majeure event, all Percentage Compensation due with respect to sales by Licensee of the Licensed Products shall become immediately due and payable and no portion of the Minimum Guaranteed Payment already paid to Licensor shall be repayable or returnable to Licensee. If such event shall continue for a period in excess of two (2) months, Licensor shall have the right to terminate this Agreement by giving Licensee ten (10) days prior written notice to Licensee. In the event of such termination, the provisions of Paragraph 16 shall apply.

20. **Insurance**: Licensee shall obtain and maintain at its sole cost and expense throughout the License Period and any disposal period thereafter pursuant to Paragraph 18, comprehensive general liability insurance (including broad form of coverage for contractual, products liability and personal injury liability (including bodily injury and death)), the form of which must be acceptable to Licensor, from a qualified insurance company licensed to do business in the state of Licensee primary place of business, naming Licensor and its wholly owned subsidiaries as additional named insureds, which policy shall provide protection against any and all claims, demands and causes of action arising out of any defects (design, manufacturing, handling or other) or inherent dangers in the Licensed Product or the use thereof or failure to perform, alleged or otherwise, in the Licensed Product(s) or any material used in connection therewith. The amount of coverage providing adequate protection for Licensor and its agents, servants, employees, officers and directors, and Licensee against any such claims or suits shall be a minimum amount of Three Million Dollars (US$3,000,000.00) combined single limit for each single occurrence. Said policy shall provide for thirty (30) days notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination of said policy. Licensee shall furnish to Licensor a certified copy of said policy providing such coverage within ten (10) days after the effective date of this Agreement and in no event shall Licensee manufacture, distribute or sell the Licensed Products prior to the receipt by Licensor of such evidence of insurance.

Page Acknowledgment: Blizzard ____ Licensee TB

21. **Indemnity**:

(a) Licensee will at all times indemnify, defend and hold harmless Licensor, its direct and indirect subsidiaries, its parent, affiliated companies, partners and their respective officers, directors, employees and agents from and against any and all liabilities, claims, damages, litigation, judgments, costs and expenses (including reasonable attorney's fees) resulting from or arising out of or relating to any actual or alleged: (i) defects in the Licensed Products; or (ii) unauthorized use of any patent, process, method or device or out of the infringement of any copyrights, trade name, patent, or libel or invasion of the right of privacy, contract, publicity or other property rights of any party; or (iii) distribution by Licensee of Licensed Products outside the Licensed Territory; or (iv) Licensee marketing and sale of the Licensed Product; or (v) the breach by Licensee of any of the provisions of this Agreement in connection with the performance by Licensee of its rights or obligations under this Agreement; or (vi) breach of any representations and warranties or covenants Licensee has made hereunder; or (vi) infringement caused by a change to the Licensed Products not authorized by Licensor, provided that Licensor has promptly provided Licensee written notice thereof and reasonable cooperation, information, and assistance in connection therewith. Licensee shall have sole control and authority with respect to the defense, settlement, or compromise of any third party claims or suits. Licensee will cause its counsel to cooperate fully with Licensor and its counsel in the defense of such action. Licensee shall not admit any liability or compromise any suit without first obtaining Licensor's consent in writing.

(b) Licensor shall defend, indemnify, and hold harmless Licensee from and against any and all liabilities, claims, damages, litigation, judgments, costs and expenses (including reasonable attorney's fees) for any third party claims arising out of or related to a breach by Licensor of it's representations, warranties or covenants made hereunder; provided that: (i)Licensee shall promptly notify Licensor in writing to Licensor upon Licensee's acquiring knowledge of any such claim or suit thereof and reasonable cooperation, information, and assistance in the connection therewith, and (ii) Licensor, shall have sole control and authority with respect to the defense of any claim or suit, settlement, or compromise thereof.

EXCEPT FOR ITS INDEMNITY OBLIGATION HEREUNDER, UNDER NO CIRCUMSTANCES SHALL LICENSOR BE LIABLE TO LICENSEE ON ACCOUNT OF ANY CLAIM (WHETHER BASED UPON PRINCIPLES OF CONTRACT, WARRANTY, NEGLIGENCE OR OTHER TORT, BREACH OF ANY STATUTORY DUTY, THE FAILURE OF ANY LIMITED REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE) FOR ANY SPECIAL, CONSEQUENTIAL INCIDENTAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, OR FOR ANY DAMAGES OR SUMS PAID BY LICENSEE TO THIRD PARTIES, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSEE ACKNOWLEDGES AND AGREES THAT (1) LICENSEE HAS NO EXPECTATION AND HAS RECEIVED NO ASSURANCES THAT ITS BUSINESS RELATIONSHIP WITH LICENSOR WILL CONTINUE BEYOND THE STATED TERM OF THIS AGREEMENT OR ITS EARLIER TERMINATION, AND THAT LICENSOR HAS NOT MADE ANY PROMISES WITH RESPECT TO LICENSEE'S ABILITY TO RECOUP ANY INVESTMENT BY LICENSEE IN THE PROMOTION OF LICENSED PRODUCTS BY VIRTUE OF THIS AGREEMENT; AND (2) LICENSEE SHALL NOT HAVE OR ACQUIRE BY VIRTUE OF THIS AGREEMENT OR OTHERWISE ANY VESTED, PROPRIETARY OR OTHER RIGHT IN THE PROMOTION OF LICENSED PRODUCTS OR IN ANY GOODWILL CREATED BY ITS EFFORTS

HEREUNDER.

(c) No Combination Claims. Notwithstanding Paragraph 21(b), Licensor shall not be liable to Licensee for any claim arising from or based upon the combination, operation or use of any Licensed Product with equipment, data or programming not supplied by Licensor, or arising from any alteration or modification of Property.

22. **No Joint Venture**: Licensee shall not use the name or credit of Licensor in any manner whatsoever, nor incur any obligation in Licensor's name. Nothing herein contained shall be construed to constitute the parties, as partners or joint venturers, nor shall any similar relationship be deemed to exist between them.

23. **No Assignment**: The license granted hereunder is and shall be personal to Licensee and neither this Agreement nor any of the rights granted to Licensee hereunder shall be sold, transferred or assigned by any act of Licensee or by operation of law. Licensee shall have no right to grant any sub-licenses. Any attempt by it to grant a sub-license (except and only as expressly set forth in this Agreement) or to assign, mortgage or part with possession or control of this license or of any of its rights hereunder shall constitute a material breach. This Agreement shall inure to the benefit of and shall be binding upon Licensor's successors and assigns.

24. **Waiver; Modification**: No waiver or modification of any of the terms of this Agreement shall be valid unless in writing. No waiver by either party of a breach hereof or a default hereunder shall be deemed a waiver by such party of any other breach or default.

25. **Remedies**: All specific remedies provided for in this Agreement shall be cumulative, and shall not be exclusive of one another or of any other remedies available in law or equity.

26. **Notices**: Notices by either party to the other shall be given by telefax, if possible, and by registered or certified mail, return receipt requested, or by telex/telegram with proof of delivery, all charges prepaid. All statements and notices hereunder shall be given at the respective addresses of Licensor and Licensee as set forth on the first page of this Agreement unless written notice of a change of address is given. Notices shall be deemed effective five (5) days after mailing, unless sent by facsimile or overnight courier in which case such notice shall be deemed delivered on the date of verifiable receipt.

27. **Choice of Laws**: The Agreement shall be governed by and construed in accordance with the laws of the State of California, except for its conflicts of laws provisions, as an agreement made and wholly to be performed therein. In the event that any legal action or any other proceeding is commenced to enforce any provision of this Agreement or as a result of a breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled, in addition to any other relief to which said party may be entitled, to recover reasonable attorneys' fees and costs of litigation incurred in such action or proceeding.

28. **Entire Agreement**: This Agreement (including Schedules "A" through "D") constitutes the entire agreement and understanding between Licensor and Licensee concerning the subject hereof, and no other agreements, understandings, or representations are included except as expressly noted herein. This Agreement and shall not be modified or amended unless in

Page Acknowledgment: Blizzard ____ Licensee ____

writing signed by both Licensor and Licensee.

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement as of the date first above written.

BLIZZARD ENTERTAINMENT, INC.	EPIC WEAPONS, LLC
("Licensor")	("Licensee")
By: [signature]	By: [signature]
Name: Paul W. Sams	Name: Titus Blair
Title: Chief Operating Officer	Title: President
Date: 5/18/06	Date: 5/10/2006

Page Acknowledgement: Blizzard PS Licensee TB

MERCHANDISE LICENSE AGREEMENT

Schedule "A"

A. **Licensed Products:**

Description:

Replica of the sword "Frostmourne" as it appears in Licensor's Warcraft III: Reign of Chaos and Warcraft III Expansion: The Frozen Throne software products (i.e. Image 1), packaged with a poster depicting Frostmourne and its wielder, Arthas (i.e. Image 2), and a brief history of the sword within the Warcraft universe. History document to be printed on parchment paper or paper of similar type and quality.

40 10.5

Licensed Product approximate dimensions and materials: 39 inches long, 11-3/4 inches wide at its widest point. Primary materials used: Stainless steel, cast zinc, injection molded nylon.

Right of First Negotiation for certain other Licensor Properties

If Licensor desires to grant the right and license or Licensee desires to obtain the right and license to manufacture and distribute replicas of other weapons appearing within Licensor's "Warcraft®" software products, then such party shall notify the other party of such desire, such notice if tendered by Licensee to include reasonably detailed product specifications and proposed financial terms, and Licensee shall have the right of first negotiation to obtain such right and license for such licensed products. Licensee shall then have a period of thirty (30) days from its or Licensor's receipt of such notice (as the case may be) to for the right and license for such licensed products (the "Negotiating Period"). If the parties come to terms as a result of such negotiations, the parties will enter into a separate Merchandise License Agreement for such licensed products. Neither party shall be required to negotiate for longer than the Negotiation Period. Licensor shall be free to approach a third party with respect to such licensed products if the parties cannot come to an agreement on terms within the Negotiating Period. In the event Licensee fails to commercially release the Licensed Product above by the Scheduled Release Date set forth below or breaches this Agreement in any other manner, Licensee's right of first negotiation regarding such licensed products shall automatically be terminated.

B. **Licensed Territory:**

Worldwide

C. License Period:

A period of three (3) years commencing as of the date of execution of this Agreement. The License Period may be extended for a period of one year upon the mutual agreement of the parties.

D. Payment:

Guaranteed Minimum Payment:

Twenty five thousand United States Dollars ($25,000 USD); payable as follows:

Ten thousand USD ($10,000) payable upon Blizzard's approval of the first prototype/sample.

Fifteen thousand USD ($15,000) payable upon first delivery of finished products to Licensee from manufacturer.

Percentage Compensation (Royalties):

Eight percent (8%) of Net Sales

E. Scheduled Production Date:

~~November 1, 2006.~~ February 1, 2007 TB

E. Scheduled Release Date:

~~March 1, 2007~~ May 1, 2007 TB

F. Minimum Net Sales:

Not Applicable

Schedule B

Do not reproduce this example. You will be supplied with camera-ready artwork to your specifications.

Page Acknowledgment: Blizzard ______ Licensee ______

Schedule C

Merchandise and Manufacturing Standards and Certification

The company signing this Agreement (herein referenced as "Manufacturer") will be responsible for manufacturing certain articles of merchandise involving licensed material (herein referenced as "Property"), that includes, but is not limited to fictional characters, name and/or logos which are, by reasons of copyright, trademark and/or other property rights, the exclusive property of Blizzard Entertainment, Inc., a Delaware corporation with offices at 131 Theory, Suite 100, Irvine, CA 92617 (herein referenced as "Licensor"). Manufacturer recognizes and accepts that a Merchandise License Agreement exists between Licensor and the company designated as "Licensee" in the "Basic Terms" set forth below, authorizing Licensee to use the Property in conjunction with Licensed Products only in the Licensed Territory during the Licensed Period.

Manufacturer recognizes that its engagement is subject to Licensor's written approval, which approval will be granted upon Licensor's timely receipt of this Agreement duly signed by Manufacturer. In consideration for its engagement by Licensee to manufacture the Licensed Products, Manufacturer agrees to fulfill the following terms and conditions:

(a) It will not manufacture copies of the Licensed Products or components of the same at any address other than that (or those) indicated below.

(b) It will not authorize any other party to manufacture copies of the Licensed Products or any components thereof containing copyrighted material and/or trademarks owned by Licensor, without the express prior written consent of Licensor.

(c) It will not, unless Licensor otherwise consents in writing , manufacture any merchandise utilizing any of the copyrighted material and/or trademarks of Licensor, other than as identified as Licensed Products.

Manufacturer acknowledges that if, due to his fault, the manufacture of the Licensed Products continues after the Licensed Period, such manufacture shall infringe upon and damage the rights of Licensor. Manufacturer therefore recognizes and accepts that Licensor has the right to receive relief and money damages by means of judicial resolution and other recourses to stop such production, commercialization or other use of its properties.

(d) Manufacturer acknowledges that Licensor has a significant interest in ensuring that the Licensed Products is manufactured, distributed, and sold in accordance with the highest ethical and business standards, and Licensor shall have the right to inspect any manufacturing facilities owned or controlled by Manufacturer. Furthermore, Licensee confirms that its strict compliance with the following standards and requirements shall be deemed material to this Merchandise License Agreement.

(i) Manufacturer and/or Licensee will comply with the national laws of any country in which the Licensed Products or any component thereof, are manufactured, any local laws, regulations, or standards applicable to such manufacturing, and any industry standards which have been established in said location (hereinafter, collectively, "Local Manufacturing Laws and Standards"). The Local Manufacturing Laws and Standards should include, but not be limited to, laws concerning import, export, certificate licenses, quota allocations, country of origin, safety (including fire code rules), employment standards, wages and benefits. Wages and benefits, and employee health and safety.

(ii) The employment or use by Manufacturer and/or Licensee of children for the manufacture, assembly, or conversion of the Licensed Products, or any components thereof, either directly or indirectly, will not be permitted hereunder, except in accordance with Local Manufacturing Laws and Standards

for child labor a manufacturer's suitability hereunder should be evaluated carefully, taking into account regional and United States standards.

(iii) Manufacturer and/or Licensee may not manufacturing the Licensed Products using forced or prison labor, and must maintain a strict policy of employment on a voluntary basis.

(iv) Manufacturer and/or Licensee shall comply with Local Manufacturing Laws and Standards concerning working hours and compensation. In countries where there are no such existing Manufacturing Laws and Standards, Manufacturer and/or Licensee shall take into account regional and United States standards.

(v) Manufacturer and/or Licensee shall ensure that all employees have a healthy, safe working environment, that is, well-ventilated, comfortable and will lit. Fire exits should be well-identified and training in emergency evacuation must be provided to all employees. Licensee should maintain a written safety policy which should be available for review by Licensor. Provision of appropriate safety equipment and instruction in its use is strongly encouraged. Manufacturer and/or Licensee must provide adequate medical assistance in the case of emergencies, and, to the extent practicable, shall train employees in first aid, health, and hygiene. Manufacturer and/or Licensee shall not employ unreasonable mental or physical disciplinary practices, and shall provide employee benefits, such as living quarters and meals, which are adequate to meet the standards of the job, if appropriate.

(vi) Manufacturer and/or Licensee must behave and conduct business in an ethical manner, and shall not use gifts or favors to influence employees of Licensor.

(vii) Manufacturer and/or Licensee shall make reasonable commercial efforts to choose only manufacturers for the production of the Licensed Products that seek to minimize waste, recycle raw materials, properly and safely dispose of toxic materials, and otherwise maintain sound environmental programs and practices. Furthermore, Manufacturer and/or Licensee shall make best efforts to achieve all such goals in its own manufacturing operations, if any.

(viii) In the event that Manufacturer and/or License purchases any component parts from a third party manufacturer, it is agreed that Manufacturer and/or Licensee will not engage any such third party that Manufacture and/or Licensee knows, or reasonably knows, is in violation of the standards set forth above. In the event Manufacturer and/or Licensee should become aware of any such ethical violations by any such third party manufacturer, or Licensor notifies Manufacturer and/or Licensee that it has reason to believe that such manufacturer engages in behavior that violates such standards, Manufacturer and/or Licensee will immediately terminate its use of said third party's component parts and, in consultation with Licensee, engage in an alternate supplier.

In order to assure Licensor of Licensee's compliance with the foregoing, within six (6) months of the signature of this Agreement, Licensee agrees to supply Licensor with a notarized certification as to such compliance substantially in the form set forth below.

BASIC TERMS:

1. Licensor: BLIZZARD ENTERTAINMENT, INC.
2. Licensee: Epic Weapons, LLC
3. Manufacturer & Address: Epic Weapons, LLC
4. Licensed Products: Frostmourne Sword
5. Property

Page Acknowledgment: Blizzard ________ Licensee TB

6. Licensed Period:
7. Licensed Territory:
8. Company designated by Licensor to supervise, control and verify the manufacture and delivery of the Property:

In witness whereof, the Manufacturer and/or Licensee has caused this document to be duly signed by its authorized official as of the date set forth below.

Manufacture and/or Licensee

By: [signature]
Print Name: Tobias Blair
Title: President
Date: 5/10/2006

Licensor agrees to and accepts the engagement of Manufacturer and/or Licensee in consideration of the Manufacturer's and/or Licensee's promises to be bound by the terms and conditions of this Agreement.

BLIZZARD ENTERTAINMENT, INC.

By: __________
Print Name: Paul W. Sams
Title: Chief Operating Officer
Date: __________

CERTIFICATION

The undersigned, on behalf of Epic Weapons LLC (hereinafter, "Manufacturer"), hereby certifies and affirms that Manufacturer has complied with all obligations and requirements of the foregoing Merchandise and Manufacturing Standards, and that Manufacturer has taken sufficient steps reasonably calculated to ensure that any third party manufacturers which it may have engaged pursuant to aforenamed agreement are also in compliance with the Merchandise and Manufacturing Standards.

AFFIRMED:

By: [signature]
Title: President

Subscribed and affirmed before me this 10 day of May, 2006.

Notary Public:

My Commission Expires:

Page Acknowledgment: Blizzard ______ Licensee TB

SCHEDULE "D" APPROVAL REQUEST

Tracking No.

☑ First submission. We will assign a tracking number if this is first submission. Always use this number when resubmitting this item.

TO BE COMPLETED BY LICENSEE

Licensee: Epic Weapons LLC	Address: 3815 N. Cocoa Blvd, Ste 27	
Licensee Contact: Titus Blair	Tel. No. 786 522 3658	Fax No. 786 522 3658
Item Submitted	No. of Samples	Licensee Style No.

Product	Packaging/Hang Tags/Labels	Collateral/Advertising/Editorial
☐ Preliminary Art/Concept	☐ Preliminary Art/Concept	☐ Preliminary Art/Concept
☐ Color Comp./Hand Sample	☐ Color Comp./Hand Sample	☐ Color Comp./Hand Sample
☐ Final Art	☐ Final Art	☐ Final Art
☐ Mechanical	☐ Mechanical	☐ Mechanical
☐ Prototype/Pre-Production Sample	☐ Prototype/Pre-Production Sample	☐ Prototype/Pre-Production Sample
☐ Production Sample/Final Approval	☐ Production Sample/Final Approval	☐ Production Sample/Final Approval

Comments

DO NOT WRITE BELOW THIS LINE

TO BE COMPLETED BY LICENSOR

ite Received / /	Date Returned to Licensee / /

Action Taken On Submission:

☐ Approved As Is. Proceed to:

☐ Resubmit this stage with corrections before proceeding to the next stage. See comments.

☐ Not Approved - See Comments

Comments (Licensor and Agent please initial and date after your comments.

ALL APPROVALS ARE SUBJECT TO PRODUCT BEING INCLUDED IN YOUR CONTRACT

Licensor Signature Date / /	Agent Signature Date / /

Page Acknowledgment: Blizzard ________ Licensee TB

Schedule E

UNLIMITED FINANCIAL GUARANTY

I. **Obligation Guaranteed.** For valuable consideration, as the parent company of Epic Weapons, LLC ("Epic" or "Obligor"), Zowy Media, Inc. ("Zowy" or "Guarantor"), a Florida corporation with offices at 2179 Turpentine Road, Mims, FL 32754, hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, any and all of the financial obligations (the "Guarantied Obligations") of Epic to Blizzard Entertainment, Inc. ("Blizzard") under the Merchandise License Agreement made on or about May 1, 2006, (the "License Agreement"), by and among, Blizzard and Epic , including but not limited to (i) the Guaranteed Minimum Compensation obligations, (ii) any Percentage Compensation obligations, (iii) any Licensee insurance and indemnification obligations which arise under the License Agreement; and (iv) any financial obligations (including but not limited to any liabilities, claims, damages, judgments, settlements, costs, expenses, remedies and losses) which arise out of a Licensee breach of any provision of the License Agreement and/or Licensee infringement of any Licensor intellectual property right. The term "financial obligation" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations, and liabilities of Epic or any one or more of them, heretofore, now, or hereafter made, incurred, or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Epic may be liable individually or jointly with others, or whether recovery may be or hereafter become barred by an statute of limitations or otherwise become unenforceable. Without limiting the generality of the foregoing, it is understood by Zowy that once a financial obligation arises under the License Agreement and Epic fails to perform such obligation (and if applicable within the specified time limits provided for in the License Agreement), Blizzard may invoke the terms of this Unlimited Financial Guaranty agreement and look directly to Zowy for the unlimited and unconditional satisfaction of any such financial obligations. All capitalized terms used but not defined herein shall have the same meaning as in the License Agreement.

II. **Guaranty Absolute; Continuing Guaranty.** The obligations of Zowy hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, Zowy agrees that: (a) this Unlimited Financial Guaranty is a guaranty of payment when due and not of collectibility and (b) a payment of a portion, but not all, of the Guarantied Obligations by Zowy shall in no way limit, affect, modify or abridge the liability of Zowy for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon Zowy and its successors and assigns, and Zowy irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

III. **No Discharge.** This Unlimited Financial Guaranty and the obligations of Zowy hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full in cash of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not Zowy shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the License Agreement or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect,

(d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Blizzard might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Epic may or could assert against Blizzard in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Zowy as an obligor in respect of the Guarantied Obligations.

IV. **Insolvency or Bankruptcy of Epic.** Zowy unconditionally guarantees the payment of any and all financial obligations of Epic to Blizzard, whether or not due or payable by Epic, upon (a) the dissolution, insolvency, or business failure of, or any assignment for the benefit of creditors by, or commencement of any bankruptcy, reorganization, arrangement, moratorium, or other debtor relief proceedings by or against Epic or Zowy, or (b) the appointment of a receiver for, or the attachment, restraint of, or making or levying of any court order or legal process affecting the property of Epic or Zowy, and jointly and severally unconditionally promises to pay this financial obligation to Blizzard, or order, on demand, in lawful money of the United States.

V. **Joinder of Parties.** The obligations of Zowy hereunder are joint and several, and independent of the obligations of Epic, and a separate action or actions may be brought and prosecuted against Zowy whether action is brought against Epic or whether Epic be joined in any such action or actions. Zowy waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability under this agreement or the enforcement of this agreement. Any payment by Epic or other circumstance that operates to toll any statute of limitation as to Epic shall also operate to toll the statute of limitations as to Zowy.

VI. **Blizzard Assignment.** Zowy authorizes Blizzard, and Blizzard may, without notice assign this guaranty in whole or in part.

VII. **Capacity and Authority of Epic.** It is not necessary for Blizzard to inquire into the capacity or powers of Epic or the officers, directors, partners, or agents acting or purporting to act on its behalf, and any financial obligation made or created in reliance on the professed exercise of those powers shall be guaranteed under this Unlimited Financial Guaranty agreement.

VIII. **Waiver of Defenses.**

A. Zowy waives any right to require Blizzard to (1) proceed against Epic; (2) proceed against or exhaust any security held from Epic; or (3) pursue any other remedy in Blizzard's power whatsoever.

B. Zowy waives, to the fullest extent permitted by law, any defense based on or arising out of any defense of Epic other than payment in full of the financial obligation, including without limitation any defense based on or arising out of the incapacity, lack of authority or any disability of Epic, the lack of validity or unenforceability of the Guarantied Obligations or any part thereof from any cause, the cessation from any cause of the liability of Epic other than payment in full of the indebtedness, any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, and any defense arising as a result of or related to Blizzard's errors or omissions in the administration of the Guarantied Obligations.

C. Zowy waives all rights and defenses arising out of an election of remedies by Blizzard, even though that election of remedies has destroyed Zowy's rights of subrogation and reimbursement against the principal by operation of California Code of Civil Procedure Section 580d or otherwise.

D. Zowy shall have no right of subrogation, shall waive any right to enforce any remedy that Blizzard now has or may hereafter have against Epic, and shall waive any benefit of, and any right

to, participation in any security now or hereafter held by Epic. Zowy waives all presentments, demands for performance, notices of protest, notices of dishonor, notices of acceptances of this guaranty, and notices of the existence, creation, or incurring of new or additional financial obligation.

E. Zowy assumes all responsibility for keeping itself informed of Epic's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the financial obligation and the nature, scope, and extent of the risks that Zowy assumes and incurs under this Unlimited Financial Guaranty agreement, and agrees that Blizzard shall have no duty to advise Zowy of information known to it regarding those circumstances or risks.

IX. **Attorneys' Fees and Costs.** In addition to the amounts guaranteed under this agreement, Zowy agrees to pay reasonable attorneys' fees and all other costs and expenses incurred by Blizzard in enforcing this guaranty in any action or proceeding arising out of, or relating to, this guaranty.

X. **Setoffs.** In addition to all liens upon, and rights of setoff against the moneys, securities, or other property of Zowy given to Blizzard by law, Blizzard shall have a right of setoff against all moneys, securities, and other property of Zowy or Epic now or hereafter in the possession of Blizzard, whether held in a general or special account, or for safekeeping or otherwise; and every such right of setoff may be exercised without demand upon or notice to Zowy.

XI. **Nonwaiver of Rights of Blizzard.** No right or power of Blizzard under this agreement shall be deemed to have been waived by any act or conduct on the part of Blizzard, or by any neglect to exercise that right or power, or by any delay in so doing; and every right or power shall continue in full force and effect until specifically waived or released by an instrument in writing executed by Blizzard.

XII. **Effect on Heirs and Assigns.** This guaranty and the liability and obligations of Zowy under this agreement are binding upon Zowy and its successors, transferees and assigns, and inure to the benefit of and are enforceable by Epic and its successors, transferees, and assigns.

XIII. **Governing Law and Modification.** This guaranty shall be deemed to be made under, and shall be governed by, the laws of the State of California in all respects, including matters of construction, validity, and performance, and its terms and provisions may not be waived, altered, modified, or amended except in writing duly signed by an authorized officer of Blizzard and by Zowy. Zowy irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating to this Unlimited Financial Guaranty, or for recognition and enforcement of any judgment in respect of this Unlimited Financial Guaranty, to the non-exclusive general jurisdiction of the courts of the United States of America for the Central District of California and the courts of Los Angeles County, State of California, and in each case the appellate courts thereto; (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court, and agrees not to plead or claim the same; (iii) agrees that nothing in this Section shall affect the right of Blizzard to effect service of process in any other manner permitted by law or shall limit its right to sue in any other jurisdiction. The consent to personal jurisdiction set forth herein shall be self operative and no further instrument or action, other than service of process as provided for herein, shall be necessary in order to confer jurisdiction upon Zowy in any such court. Provided that service of process is effected upon Zowy in the manner prescribed by law, Zowy irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense or otherwise, (i) any objection which it may have or may hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court as is mentioned in the previous paragraph, (ii) any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum or (iii) any claim that is not personally subject to the jurisdiction of the above-named courts.

XVI **Waivers of Jury Trial.** Zowy irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Unlimited Financial Guaranty and for any counterclaim thereto.

Page Acknowledgment: Blizzard [signature] Licensee TB

XVII. **Invalidity**. If any provision of this Unlimited Financial Guaranty agreement contravenes or is held invalid under the laws of any jurisdiction, this agreement shall be construed as though it did not contain that provision, and the rights and liabilities of the parties to this agreement shall be construed and enforced accordingly.

IN WITNESS WHEREOF, the undersigned Zowy has executed this Unlimited Financial Guaranty on 5/10/2006 [date].

Zowy Media, Inc.

By: T Blair Titus Blair

Title: President

Date: 5/10/2006

ACKNOWLEDGED AND ACCEPTED:

BLIZZARD ENTERTAINMENT, INC.

By: [signature]

Print Name: Paul W. Sams

Title: Chief Operating Officer

EPIC WEAPONS, LLC

By: T Blair Titus Blair

Print Name: Titus Blair

Title: President

Page Acknowledgment: Blizzard [initials] Licensee TB